SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        Date of Report (Date of earliest
                                event reported):

                                October 23, 2002

                                 ---------------


                                   SONUS CORP.
               (Exact name of registrant as specified in charter)

                             Yukon Territory, Canada
                 (State or other jurisdiction of incorporation)

                                     1-13851
                                (SEC File Number)

                                 Not applicable
                        (IRS Employer Identification No.)

111 S.W. Fifth Avenue
Suite 1620
Portland, Oregon                                                97204
(Address of principal executive offices)                        (Zip Code)

               Registrant's telephone number, including area code:

                                 (503) 225-9152

Item 2.  Acquisition or Disposition of Assets.

     On October 23, 2002, Amplifon (USA), Inc. ("Amplifon"), a wholly owned subsidiary of the Italian joint stock company, Amplifon S.p.A., completed its acquisition of the assets of Sonus Corp. ("Sonus"), including all of the capital stock of its operating subsidiaries, Sonus-USA, Inc., and Sonus-Canada Ltd., for a total consideration of $38.4 million in cash (less approximately $600,000 in purchase price adjustments), plus the assumption of approximately $1.1 million in liabilities of Sonus. The purchase price was determined by arms' length negotiation between the parties.

     Amplifon and Sonus entered into the definitive purchase agreement on June 18, 2002. Sonus previously filed the definitive agreement as Exhibit 99.2 to its Form 8-K filed June 20, 2002, and that agreement is incorporated by reference into this report.

Item 5.  Other Events.

     In accordance with the terms of liquidation and dissolution approved by Sonus's shareholders on October 22, 2002, Sonus plans to distribute $1.00 per share to the holders of its outstanding common shares of record as of October 24, 2002, the record date for distribution. Sonus intends to make this distribution on October 28, 2002, or as soon as practicable thereafter. Sonus will distribute other proceeds from the sale, less amounts required to pay expenses of the transaction and other obligations of the company, to the holder of all of its outstanding Series A and Series B convertible preferred shares, Warburg, Pincus Ventures, L.P.

     Sonus anticipates that its common shares will be suspended from trading on AMEX beginning at the close of business on October 24, 2002.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   SONUS CORP.


Dated:  October 23, 2002           By: /s/ Mark Richards
                                       -----------------------------------
                                       Mark Richards
                                       Senior Vice President and
                                       Chief Financial Officer